SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported) January 1, 2002
                                                 ----------------


                         WESTERN MEDIA GROUP CORPORATION
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


   Minnesota                    2-71164                         41-1311718
--------------------------------------------------------------------------------
(State or Other               (Commission                    (I.R.S. Employer
Jurisdiction of               File Number)                  Identification No.)



                     69 Mall Drive, Commack, New York 11725
              -----------------------------------------------------
               Address of Principal Executive Offices) (Zip Code)


                                  917-626-6516
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


ITEM  2.   ACQUISITION OR DISPOSITION OF ASSETS
--------   ------------------------------------

         Effective January 1, 2002, Western Media Group Corporation (the "Company") acquired all of the issued and outstanding stock of Med-Link USA, Inc., a privately held New York corporation ("Med-Link") pursuant to a Share Exchange Agreement dated December 28, 2001 (the "Agreement"). As a result of the share exchange, Med-Link is now a wholly owned subsidiary of the Company. The transactions contemplated by the Agreement were intended to be a tax-free exchange pursuant to Section 368 of the Internal Revenue Code of 1986.

         As a result of the share exchange pursuant to the Agreement, the Company issued 2,000,000 shares of its $.001 par value per share common stock and 400 shares of preferred stock to Med-Link's four shareholders. In exchange, Med-Link's four shareholders delivered all of its issued and outstanding stock to the Company. The 400 shares of preferred stock have, in the aggregate, the following characteristics:

1. Payments - a yearly payment in an amount which shall not exceed equal fifty percent (50%) of (a) the net profits, if any, of Med-Link's business for the period of January 1 through December 31 of the applicable year less (b) (i) the sum of the net losses of Med-Link's business for all of the years, if any, that the it had net losses less (ii) the sum of the net profits of the Med-Link's business for all years, if any, that it had net profits. The decision on whether any payment to the holders of the preferred shares will be made for any year shall rest in the sole discretion of the Company's Board of Directors, which determination shall be made by February 1 of each year. The Company is not responsible for making any payments to the preferred stock holders from its own funds. The payment, if any, due to the preferred stock holders is payable by March 31 of each year commencing March 31, 2003 for the year-ending December 31 of the prior year.

2. Transferability - the preferred shares are not transferable without the express written consent of the Company, unless such transfer is made pursuant to the death of the holder.

3.       Voting Rights - none.

4.       Liquidation Preference - none.

         The purchase price paid for Med-Link's shares was determined by analysis and valuation of Med-Link's financial condition and projected future cash flows and comparing it to (i) the market price and projected market price of the Company's common stock and (ii) the value of the preferred stock based on Med-Link's projected cash flows.

         The Agreement provides for the appointment of one of Med-Link's shareholders, Dr. Michael Carvo, to the Company's Board upon closing of the share exchange.

         Med-Link provides a full service communication network to physicians, hospitals and labs, including a Virtual Private Network, Voice-mail and Answering Service. The Virtual Private Network is an Internet based application that allows physicians, from any location with a computer and Internet service, to obtain information, from other physicians, hospitals and laboratories, concerning their patients. This allows a better flow of information between the relevant components of the health system and, importantly, faster reaction times for patient care. Med-Link's voice-mail system allows patients multiple options, including call forwarding, forwarding to an operator at a call center or simply leaving their physician a message. Med- Link's answering service offers a messaging center with trained and medically knowledgeable personnel. These persons are able to locate physicians using e-mail, fax, alpha paging or telephone. Med-Link's services utilize fiber optic communication technologies offered by Cablevision Lightpath.

         Prior to the share exchange, there was no material relationship between the Company, or any of its officers, directors or affiliates, and Med-Link, or any of its shareholders, officers, directors or affiliates.

         Pursuant to Section 302A.613 of Minnesota's Business Corporation Law, no shareholder approval was required for the share exchange under the Agreement because:

1. The Articles of Incorporation of the Company were not amended as part of the transaction;

2. Each holder of shares of the Company that were outstanding immediately before the effective time of the transaction held the same number of shares with identical rights immediately thereafter;

3. The voting power of the outstanding shares of the Company entitled to vote immediately after the share exchange, plus the voting power of the shares of the Company entitled to vote issued in the transaction, did not exceed, by more than 20 percent, the voting power of the outstanding shares of the Company entitled to vote immediately before the transaction; and

4. The number of participating shares of the Company immediately after the share exchange, plus the number of participating shares of the Company issuable in the transaction, will not exceed by more than 20 percent, the number of participating shares of the Company immediately before the transaction. "Participating shares" are outstanding shares of the Company that entitle their holders to participate without limitation in distributions by the corporation.

         The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as an exhibit to this report and incorporated herein by this reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS
-------  --------------------------------

(a)  Financial Statements of Business Acquired*

(b)  Pro Forma Financial Information*

(c)  Exhibits

Exhibit  SEC Ref.          Title

  1       (2)       Share Exchange Agreement

* To be filed by amendment as soon as practicable, but not later than 60 days after the date of this report.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Western Media Group Corporation


DATED: January 10, 2002             By: /s/ Konrad Kim, President
                                        -------------------------